GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Pacman Media, Inc.

We hereby consent to the use of our report dated March 2, 2016 with respect to the financial statements of Pacman Media Inc. as of October 31, 2015 and the related statements of operations, shareholders’ deficit and cash flows for the period then ended.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Gillespie & Associates, PLLC

Seattle, Washington

March 30, 2016

/S/ Gillespie & Associates, PLLC